SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
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The Procter & Gamble Company

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                    , 2004

Mr./Mrs.

Dear                     :

I am writing to provide some perspective on Procter & Gamble’s classified Board structure and ask for your vote to retain it. This structure has helped ensure continuity and stability of experienced Directors for almost two decades, contributing to P&G’s business and financial success. We see no reason to change it.

Currently, our Board is divided into three classes, each of which is elected for a three-year term. Shareholders overwhelmingly approved this structure in 1985 by a vote of 74% of the shares outstanding (85% of the votes cast). Despite the benefits of the classified Board, some shareholders have expressed interest in moving to the annual election of Directors.

In response, the P&G Board conducted an in-depth review of its classified structure, including consultation with outside legal and governance experts. The Board unanimously concluded that annual election of all Directors is not in the best interest of P&G or its shareholders. Nevertheless, the Board believes shareholders should have a voice on this issue and is submitting the matter to a binding vote at the 2004 Shareholder Meeting.

We believe the classified Board structure should be maintained for a number of reasons:

•	Classified Boards promote continuity and stability that create long-term shareholder value. Longer terms enable us to attract and retain high-quality Directors who develop a more detailed understanding of the Company’s operations, maintain a longer-term perspective and can help preserve long-term Company strategies. In a global, complex and diverse company like P&G, this continuity is critical for informed, experienced oversight and decision-making.

•	P&G’s results show the current classified Board structure works. During the 19-year period it has been in place, on average, earnings have doubled every 5-6 years; sales have doubled nearly every 10 years; and a $1,000 investment at that time with dividends reinvested is now worth over $20,000. Over the past three years, earnings are up 122%; sales are up 30%; and the Company’s share price has almost doubled. There is no reason to risk this kind of financial and business success by potentially harming the Board’s continuity and stability.

•	Annual elections do not guarantee long-term success for any company. Annual elections may encourage Directors to focus on shorter-term issues and may even encourage Directors to submit to short-term pressures.

•	The classified Board structure does not preclude an unsolicited takeover. Classified Boards do provide greater shareholder protection in the event of a takeover attempt for less than fair value. They help ensure the necessary time and perspective to determine if the bid is adequate and fair, to negotiate better value, or to seek more beneficial alternatives that maximize shareholder value.

P&G has been in operation for more than 167 years. Continuity, stability and long-term focus have been hallmarks of our success, and should continue to be. We have benefited from Directors who have a depth of history and experience with P&G. There is no good reason to change a system that is working well.

I ask you to vote against the declassification of P&G’s Board.

Sincerely, A. G. Lafley